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                                                                   EXHIBIT 10.30


February 10, 2004

Mr. Walter A. Shephard
One Quarry Run
Rockport, Massachusetts 01966

Dear Walter:

I am pleased to confirm our offer for the position of Vice President, Finance, Chief Financial Officer and Treasurer, based at our corporate headquarters in Middlefield, Connecticut. In this role you will report to Bruce Robinson, President and CEO, at a starting salary of $195,000 per year. We consider this position to be a highly visible, challenging opportunity and are confident that you will contribute significantly to the success of Zygo Corporation.

Bonus Program:
In your role as Officer and CFO, you are eligible to participate in the Management Incentive Plan bonus (MIP), annually, worth up to 35% of your base pay. This bonus will be based on the achievement of corporate and functional goals, which will be established prior to the start of each fiscal year. Details regarding the structure and payout of the bonus will be described under separate cover.

Options:
Zygo will also grant you a Stock Option for fifteen thousand (15,000) shares of Zygo stock. This ten (10) year Stock Option will be priced at the fair market price on the date these shares are granted; this date will be as close to your start date in this position as is practicable. These Stock Options will vest over a four-year period at the rate of twenty-five (25) percent per year.

Car Allowance:
Zygo will provide a monthly automobile allowance in the amount of $900 and a mileage reimbursement of $.10 per mile for company use of an automobile. This car allowance is considered taxable income and therefore will have regular payroll taxes deducted.

Benefits:
As a Zygo employee, you will be eligible to participate in a number of financial benefits programs designed to enhance your earning and savings potential. These programs include Profit Sharing/401(k) Plan, Zygo Shares Plan, and our Section 125 pretax insurance premium healthcare/dependent care reimbursement program, which represent significant financial opportunities to our employees. We also offer comprehensive medical and dental plans, life and disability insurance, travel accident insurance, a tuition reimbursement program and several other significant benefit programs, as outlined in the enclosed Benefit Summary.






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Mr. Walter A. Shephard
February 10, 2004
Page 2


Relocation Benefits:
Upon acceptance of our offer, we invite you to visit Connecticut for the purpose of viewing area housing. We will provide you with expense reimbursement for two trips (15 days total in duration) to Connecticut for this purpose. We will contact our relocation specialist, Susan Redfield with Prudential Relocation and have her begin the relocation process by contacting you directly, as early as possible. Your family meal allowance of $150 per day plus travel expenses will be reimbursed to you upon submission of appropriate receipts. Such reimbursement is subject to federal and FICA tax withholdings. These taxes will be withheld from your reimbursement check and therefore, the amount you actually receive will be less than the gross amount paid for these items.

Zygo Corporation will also assist you in your physical relocation to the Middlefield, Connecticut area. We will provide a professional mover to pack, move, and unpack your regular household goods, and move up to two automobiles. If necessary, Zygo will provide you with up to three (3) months of storage for your household items and the move out of storage. These moving/transportation costs will be billed directly to Zygo.

We will also assist in your transfer to the area by providing you with a temporary living allowance of up to $25,000 to cover accommodations, food, car rental (if necessary), etc., that are necessary for temporary living purposes only; please contact Diana Midolo at 860-704-5108 in Human Resources to review what is covered under this allowance if you wish to utilize these monies. These temporary living expense benefits may be obtained by submitting appropriate documentation or receipts of expense. Such reimbursements are subject to federal, state and FICA tax withholdings. These taxes will be withheld from your reimbursement check and therefore; the amounts you actually receive will be less than the gross amount paid for these items.

Additionally, you will be reimbursed for closing costs expenses up to $10,000 (including mortgage points) and reimbursed for realtor commission fees on your IRS former residence up to 6% of the sale price.

Relocation benefits, as outlined above, are available to you for up to one year following your date of hire. Reimbursements for appropriate taxable relocation expenses will be grossed up. Zygo considers these relocation expenses to be significant and as such requires that you repay them in the event that you leave our company voluntarily within 12 months from the date of hire.

Should you come on board, please submit all relocation expense forms to Diana Midolo in Human Resources.





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Mr. Walter A. Shephard
February 10, 2004
Page 3


Change in Control

     (a) Definition. A "Change in Control" shall mean the occurrence of any of the following events:

            (i) Zygo Corporation is merged with or consolidated with another corporation in a transaction in which (x) Zygo is not the surviving corporation, and (y) Zygo's stockholders immediately prior to such transaction do not own at least 70% of the outstanding voting securities of the surviving corporation immediately following the transaction; or

            (ii) Any person or entity or affiliated group of persons or entities becomes the holder of more than 51% of Zygo's outstanding shares of Common Stock.

     (b) Payment. If a Change in Control occurs during your employment, then your salary will continue for a six-month period.

We are excited about the prospect of your joining us as a key member of our dynamic team, and believe that you will be able to make significant contributions toward our continued success.

If you have any questions regarding the content of this offer, please feel free to give me a call at 860-704-5109. If you have any questions regarding company benefits, please contact Diana Midolo at 860-704-5108. Upon acceptance of our offer, we ask that you sign the attached, indicating your acceptance, and return it to our Human Resources Department (fax 860-347-8136). We look forward to your joining us and wish you much success and career growth at Zygo.

Sincerely,

/s/ Bruce Robinson

Bruce Robinson
President & CEO
Zygo Corporation






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Mr. Walter A. Shephard
February 10, 2004
Page 4


By signing below, I hereby acknowledge acceptance of the position of Vice President, Finance, Chief Financial Officer and Treasurer, and accept the terms of this offer, as outlined in the offer letter dated February 10, 2004. I further acknowledge and understand that this document shall not be construed as a contract of employment between myself and Zygo Corporation.


Signed:


/s/ Walter A. Shephard                             February 11, 2004
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Walter A. Shephard                                 Date



Start Date:

February 27, 2004
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